Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 75 to the Registration Statement on Form N-1A of Fidelity Summer Street Trust: Fidelity New Markets Income Fund of our report dated February 24, 2009 on the financial statements and financial highlights included in the December 31, 2008 Annual Reports to Shareholders of the above referenced fund, which are also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
February 25, 2009